Exhibit 4.5.18

BANK ACCOUNT PLEDGE AGREEMENT

(Acte de Nantissement de Solde de Compte Bancaire)

(AS TO BANK ACCOUNTS HELD BY BNP PARIBAS St Quentin, BRED Paris,

CREDIT LYONNAIS St Quentin, SOCIETE GENERALE St Quentin and

BEC St Quentin)

DATED 21 DECEMBER, 2005

BETWEEN

HERTZ FRANCE

as Pledgor

BNP PARIBAS

as Security Agent

THE BENEFICIARIES

INDEX

1.	Definitions - interpretation	4
2.	Security agent	7
3.	Pledge	7
4.	Preservation of security	7
5.	Representations and warranties	8
6.	Undertakings	8
7.	Liability to perform	9
8.	Enforcement	10
9.	Application of proceeds	10
10.	Covenant to release	10
11.	Expenses, indemnities and taxes	11
12.	Changes to parties	11
13.	Severability	12
14.	Notices	12
15.	French language	12
16.	Registration - notification	13
17.	Governing law and jurisdiction	13
18.	Duration	13
19.	Waivers and remedies cumulative	13

SCHEDULES

SCHEDULE 1	Account holders

SCHEDULE 2	Details of the pledged account

SCHEDULE 3	The Beneficiaries

THIS AGREEMENT IS MADE BY AND BETWEEN:

1.             HERTZ FRANCE

a société par actions simplifiée organized and incorporated under the laws of France, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Versailles under number 319 505 632, having a share capital of 25,394,868.19 Euros, whose head office is located at 1 Rue EUGÈNE HENAFF, ZONE DU BUISSON DE LA COULDRE, 78190 TRAPPES, France, represented by a duly authorized signatory for the purpose of this Agreement (the “Pledgor”);

2.             BNP PARIBAS

a société anonyme incorporated under the laws of France, authorized as a credit institution, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Paris under number 662 042 449, with registered capital of 1,676,495,744 Euros, and having its registered office at 16 Boulevards des Italiens, 75009 Paris, France (the “Security Agent”); and

3.             THE BENEFICIARIES

as listed in Schedule 3 attached hereto, represented by the Security Agent for the purpose of this Agreement.

WHEREAS:

(A)          Pursuant to a senior bridge facilities agreement dated 21 December 2005 (the “Senior Bridge Facilities Agreement”) entered into by, among others, Hertz International, Ltd, the Original Borrowers and the Original Guarantors, on the one hand, and BNP Paribas as Mandated Lead Arranger, Joint Bookrunner, Facility Agent, Security Agent and Global Coordinator, The Royal Bank of Scotland plc as Mandated Lead Arranger and Joint Bookrunner, Calyon as Co-Arranger and Joint Bookrunner and the financial institutions listed in Schedule 1 thereto as Banks, on the other hand, the Banks have agreed to make available to the Borrowers certain senior bridge facilities.

(B)          Pursuant to the provisions of the Senior Bridge Facilities Agreement, and in order to guarantee the Secured Liabilities, the Pledgor has undertaken to grant to the Beneficiaries, an account pledge agreement under the terms and conditions of this Agreement.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS :

1.             DEFINITIONS - INTERPRETATION

1.1          Definitions

Capitalised terms used in this Agreement shall have the meaning ascribed to them in the Senior Bridge Facilities Agreement, and for purposes of this Agreement, the terms and expressions used hereunder shall have the following meaning:

“Account Holder” means each of the banks indicated in Schedule 1 in the books of which the relevant Pledged Account is open.

“Agreement” means this bank account credit balance pledge agreement and its schedules, as it may be amended, modified, completed or restated from time to time.

“Beneficiaries” means the Security Agent on behalf of the Finance Parties under the Senior Bridge Facilities Agreement and individually any one of them, and their respective successors and assigns in their capacities as beneficiaries of the Pledge pursuant to clause 36 of the Senior Bridge Facilities Agreement. It is hereby expressly agreed that for the purpose of this Agreement (including in case of enforcement of the Pledge), the Beneficiaries shall be duly represented by the Security Agent which is appointed by each of the Beneficiaries as its agent for the purpose hereof.

“Business Day” means a day (other than a Saturday or a Sunday) (a) on which banks generally are open for business in London and in Paris and in the jurisdiction of organisation of the Coordinator and the principal financial centre of the country of each Designated Currency other than Euro and (b) which is a TARGET Day.

“Credit Balance” means any and all sums standing to the credit of the Pledged Account from time to time.

“Discharge Date” means the date on which all the Secured Liabilities have been irrevocably and unconditionally discharged in full, or the Pledge has otherwise been released pursuant to Clause 10.

“Enforcement Event” means the occurrence of an Event of Default which is continuing unremedied and unwaived and has resulted in the delivery of a notice of acceleration or cancellation pursuant to clause 23.16 of the Senior Bridge Facilities Agreement.

“Events of Default” means one of the events described in clause 23 of the Senior Bridge Facilities Agreement.

“Finance Documents” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Finance Parties” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Intercreditor Deed” has the meaning ascribed to such term in clause 1.1 of the Senior Bridge Facilities Agreement.

“Pledge” means the pledge (nantissement) created over the Credit Balance of the Bank Account (solde) by virtue of this Agreement, as security for the Secured Liabilities.

“Pledged Account” means collectively any and all of the bank accounts opened in the Pledgor’s name and pledged pursuant to this Agreement and the references of which are set in Schedule 2 (as the latter may be amended from time to time to reflect any changes to the bank accounts pledged in accordance with this Agreement).

“Pledgor” means Hertz France, as designated hereabove.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Beneficiaries (or any one of them) in its capacity as Borrower and Guarantor (in such capacity, within the limits of clause 24.9 of the Senior Bridge Facilities Agreement) under the Finance Documents (or any one of them).

“Security Agent” means BNP Paribas as designated hereabove, or any bank or financial institution which may become Security Agent pursuant to clause 34 of the Senior Bridge Facilities Agreement and in both cases their respective successors and assigns.

“Security Period” means the period beginning on the date hereof and ending on the Discharge Date.

1.2          Construction

(a)           In this Agreement, unless stated to the contrary or the context requires otherwise,:

(i)            a reference in this Agreement (including its preamble and its schedules) to a Clause or a Schedule is a reference to a clause or a schedule to this Agreement and a reference to this Agreement shall include its preamble and schedules;

(ii)           words importing the plural shall include the singular and vice versa;

(iii)          a reference to the time of day shall refer to Paris time, unless otherwise indicated;

(iv)          a reference to a person shall include its successors, transferees and assignees;

(v)           words appearing in this Agreement in a language other than English shall have the meaning ascribed to them under the law of the corresponding jurisdiction and such meaning shall prevail over their translation into English, if any;

(vi)          a reference to an entity acting as Bank includes a reference to this entity acting also as a C Ancillary Bank, as the case may be;

(vii)         an agreement or document includes a reference to that agreement or document as varied, novated, supplemented or replaced from time to time;

(viii)        references to any statutory provision or legislative enactment shall be deemed to also refer to any re-enactment, modification or replacement and to any statutory instrument, order or regulation made thereunder or under any such re-enactment.

(b)           The index and the headings in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

(c)           This Agreement is entered into subject to the terms and conditions of the Intercreditor Deed.  In the event of any inconsistency between this Agreement and the Intercreditor Deed, the terms of the Intercreditor Deed shall prevail. In the event of any inconsistency between this Agreement and the Senior Bridge Facilities Agreement, the terms of the Senior Bridge Facilities Agreement shall prevail. For the purposes of interpretation of this Agreement, in the event of any inconsistency between the Intercreditor Deed and the Senior Bridge Facilities Agreement, the terms of the Intercreditor Deed shall prevail.

(d)           Nothing in this Agreement should be deemed to restrict the right of the Pledgor to take any action or to abstain from taking any action which is otherwise permitted under the Senior Bridge Facilities Agreement and the Intercreditor Deed.

2.             SECURITY AGENT

The Pledgor hereby agrees that the Security Agent shall be the agent (mandataire) of the Beneficiaries for the purposes of this Agreement, acting in such capacity in its name on behalf of the Beneficiaries.

3.             PLEDGE

3.1.         As security for the Secured Liabilities and pursuant to Articles L 521-1 to L 521-3 of the French Commercial Code (Code de commerce) and article 2071 et sequitur of the French Civil Code (Code Civil), the Pledgor hereby pledges to the Beneficiaries all its rights, title and interest, whether present or future, actual or contingent, in respect of the Credit Balance of the Pledged Account.

3.2.         All rights, present and future, of the Pledgor in respect of the Credit Balance of the Pledged Account shall automatically become subject to the Pledge.

3.3.         Any security constituted pursuant to this Agreement shall not be considered as satisfied or discharged or prejudiced by any intermediate partial payment of the Secured Liabilities until the Discharge Date.

4.             PRESERVATION OF SECURITY

4.1          Continuing Security

The security (nantissement) constituted by the Pledge herein created shall continue until the Discharge Date. It shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Liabilities.

4.2          Additional security

This Pledge is in addition to, and is not in any way prejudiced by, any other security now or hereafter held by the Beneficiaries in respect of the Secured Liabilities.

4.3          Security transfer

In the event of any assignment, transfer or disposal, by way of novation, of a part or all of its rights and obligations by any Beneficiary under each and any of the Finance Documents to which such Beneficiary is a party, such Beneficiary hereby expressly maintains, which the Pledgor accepts, all its rights and privileges for the benefit of its successor or transferee, in accordance with the terms of article 1278 of the French Civil Code (Code Civil) so that the Pledge will secure the Secured Liabilities to the benefit of such successor, without further formalities.

5.             REPRESENTATIONS AND WARRANTIES

5.1          Representations and warranties

The Pledgor hereby represents and warrants to the Beneficiaries and the Security Agent that, except as expressly stated herein or in the Finance Documents, that:

(a)           this Agreement is valid, binding and enforceable against it and any of its assets pledged hereunder in accordance with the terms hereof;

(b)           the entry into and performance by it of, and the transactions contemplated by, this Agreement, do not and will not conflict with its constitutional documents and the documents governing the Pledged Account; and

(c)           it has valid title to and is the sole absolute legal owner of the Pledged Account and the Credit Balance thereof; and

(d)           the Pledged Account and the Credit Balance thereof is not subject to any Encumbrance, and there are no similar restrictions which may affect the rights of the Beneficiaries under this Agreement and the Pledge created over the Pledged Account and the Credit Balance thereof.

5.2          Time for making representations and warranties

The representation and warranties set out in Clause 5.1 are made on the date hereof and are deemed to be repeated on the same days as the Repeated Representations are repeated under the Senior Bridge Facilities Agreement, in each case by reference to the facts and circumstances then existing.

6.             UNDERTAKINGS

6.1          Duration

The undertakings in this Clause 6 shall remain in force throughout the Security Period.

6.2          No Disposal

Until the Discharge Date, the Pledgor will not dispose of, or, encumber the Pledged Account and the Credit Balance thereof otherwise than pursuant to, or as permitted under this Agreement or the Senior Facilities Agreement.

6.2          Other undertakings

Except as expressly permitted under the Senior Bridge Facilities Agreement, the Pledgor hereby undertakes towards the Beneficiaries, pursuant to this Agreement, that:

(a)           it will not agree, except to the extent required by any applicable laws and regulation, to the exercise by any person other than the Beneficiaries, and hereby waives any right which it may have, now or hereafter, to set-off or counter-claim any amount against any sum standing to the Pledged Account or the Credit Balance;

(b)           it will furnish to the Security Agent, at its own cost and expense, upon demand by the Security Agent such information, reports and records in respect of the Pledged Account and the Credit Balance as the Security Agent may reasonably request as long as this Agreement shall remain in force and effect;

(c)           it will not close the Pledged Account except if the Credit Balance, if any, is credited on an account of the Pledgor pledged in favour of the Beneficiaries and provided that the Pledgor has given satisfactory evidence to the Security Agent that the monies and payments (in particular, customer payments) which were originally directed to the Pledge Account are directed on an account of the Pledgor; and

(d)           it will remain the sole absolute legal owner and shall maintain the existence of the Pledge Account throughout the Security Period, subject to paragraph (c) above.

7.             LIABILITY TO PERFORM

It is expressly agreed that the Pledgor shall remain liable to observe and perform all of its obligations assumed in respect of any agreement entered into with any Account Holder in connection with the opening and use of the Pledged Account. Each Beneficiary and the Security Agent shall not have any liability in connection with, or arising out of, this Agreement other than under Clause 10 to the extent that any such liability under such Clause 10 is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Beneficiary’s or the Security Agent’s gross negligence or wilful misconduct, as the case may be. The Beneficiaries and the Security Agent shall not be required in any manner to perform or fulfil any obligation of the Pledgor in respect of any agreement entered into with any Account Holder in connection with the opening and use of the Pledged Account, or to make any payment or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled at any time.

8.             ENFORCEMENT

8.1          Subject to Clauses 8.2 and 8.3, the Pledgor shall freely use its Pledge Account in accordance with its undertakings in Clause 6.

8.2          Upon the occurrence of any Event of Default and for so long as such Event of Default has not been remedied or remains unwaived under the Senior Bridge Facilities Agreement, the Pledgor shall refrain to debit the Pledged Account without the prior written consent of the Security Agent.

8.3          At any time following an Enforcement Event, the Security Agent acting on behalf of the Beneficiaries shall be entitled to exercise all rights, actions and privileges on the Pledged Account and/or the Credit Balance as granted by law to a secured creditor, and in particular, eight (8) Business Days after giving notice to the Pledgor as provided for in article L 521-3 of the French Commercial Code (Code de commerce), request the French Court that whole or part of the Credit Balance be attributed to the Beneficiaries in accordance with articles L 521-3 of the French Commercial Code (Code de commerce) and 2078 of the French Civil Code (Code civil).

9.             APPLICATION OF PROCEEDS

Any moneys received by the Beneficiaries or the Security Agent from the Pledgor or any third party pursuant to this Agreement shall be applied in accordance with the order and priority set forth under the Intercreditor Deed.

10.          COVENANT TO RELEASE

10.1        The Security Agent, acting on behalf of the Beneficiaries, shall, at the request and cost of the Pledgor, release and cancel the Pledge upon the occurrence of any of the following events:

(a)           the Secured Liabilities being entirely and definitively repaid (independently of any intermediate or partial repayments) and all commitments of the Beneficiaries to provide financing under the Senior Bridge Facilities Agreement having been terminated or having expired; or

(b)           the Pledgor ceasing to be an Obligor under the Senior Bridge Facilities Agreement; or

(c)           as otherwise permitted by the Intercreditor Deed.

10.2        Upon the occurrence of any of the following events, the Security Agent, acting on behalf of the Beneficiaries, shall, at the request and cost of the Pledgor, release and cancel the Pledge insofar as it relates to the property and assets described below:

(a)           any Permitted Disposal or sale or other dispositions otherwise permitted by the Senior Bridge facilities Agreement of any property or assets that are subject to the Pledge;

(b)           any sale or other disposition of any property or assets that are subject to the Pledge where the Facility Agent or the Security Agent has consented to the sale or disposition pursuant to any Finance Documents;

(c)           any sale or any other disposition of any property or assets that are subject to the Pledge pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Senior Bridge Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback can take place; or

(d)           the creation of any Permitted Encumbrance as described in paragraph (x) of the definition of Permitted Encumbrances in the Senior Bridge Facilities Agreement.

provided that, to the extent that any sale or other disposition of such property or assets is a Permitted Disposal or a sale or disposition otherwise permitted by the Senior Bridge Facilities Agreement, the property or assets shall be automatically released from the Pledge with effect from the day of such sale or other disposition.

10.3        In connection with any release, cancellation or reassignment described in Clause 10.1 or 10.2, the Security Agent shall do all such acts and things, at the Pledgor’s cost, as are reasonably requested by the Pledgor in order to release and cancel the Pledge.

11.          EXPENSES, INDEMNITIES AND TAXES

The Pledgor shall pay costs, fees, taxes and other amounts incurred by the Beneficiaries or the Security Agent in connection with the preparation, negotiation, execution, enforcement and preservation of this Agreement on the same terms as under clause 27 of the Senior Bridge Facilities Agreement.

12.          CHANGES TO PARTIES

12.1.        All the rights, privileges and options of the Beneficiaries hereunder will benefit to its successors and permitted assigns and all terms, conditions, promises, representations and warranties and undertakings of the Pledgor hereunder shall oblige its successors and assigns in the same manner, it being agreed and understood that:

(a)           the Pledgor shall not assign or delegate any of its rights or obligations hereunder, except as otherwise permitted under the Finance Documents; and

(b)           the Beneficiaries shall be entitled to assign and delegate their respective rights and obligations hereunder to any third party in accordance with the Finance Documents.

12.2.    The provisions of this Agreement and the rights arising therefrom shall remain in full force and effect and benefit to any successors, permitted transferees or permitted assignees of a Beneficiary, without any specific notice, registration or reiteration, in the event of, inter alios, of any sale, merger, demerger, spin-off or assets contribution in accordance with article L. 236-1 et seq. of the French Commercial Code (Code de commerce) which a Beneficiary may decide to effect. It is expressly agreed that an asset contribution or a partial merger within the meanings of articles L 236-1 et sequitur of the French Commercial Code (Code de commerce) shall be deemed to be a transfer for the purpose of the present provision.

13.          SEVERABILITY

13.1.       If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect in relation to the Pledgor under the law of any jurisdiction, this will not affect:

(a)           the legality, validity or enforceability of the remaining provisions hereof in the relevant jurisdiction nor the legality, validity or enforceability of such provision; or

(b)           any other provision hereof under the law of any other jurisdiction.

13.2.    In such situation, the parties shall negotiate in good faith in a view to replacing the relevant provision by a legal, valid and enforceable provision such as to be applicable in accordance with the intention and the object of this Agreement and to entail economic effects equivalent to the effects of the replaced provision.

14.          NOTICES

Unless otherwise provided herein, all notices and other communications provided to any party hereto under this Agreement or any documents relating thereto shall be served in accordance with the provisions of clause 42 of the Senior Bridge Facilities Agreement.

15.          FRENCH LANGUAGE

This Agreement shall be made in the English language and accompanied by a French translation for the purposes of its registration and notification pursuant to Clause 16. The English language version of this Agreement shall prevail over any French translation and shall be binding on the Pledgor.

16.          REGISTRATION - NOTIFICATION

16.1.       The French translation of this Agreement shall be registered by the Security Agent, at the Pledgor’s expenses, with the relevant French tax authorities and the Security Agent shall cause, at the Pledgor’s expenses, notice of this Agreement to be given to the relevant Account Holder by bailiff (huissier) in accordance with article 2075 of the French Civil Code (Code civil) and article L 521-1, paragraph 4 of the French Commercial Code (Code de commerce).

16.2.       For these purposes, all powers are vested in the bearer of an original copy of this Agreement.

17.          GOVERNING LAW AND JURISDICTION

17.1.       This Agreement shall be governed by and construed in accordance with French law.

17.2.       Any dispute in connection with the validity, interpretation, execution or the consequences of this Agreement and the undertakings in relation thereto shall be submitted to the jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris).

18.          DURATION

The Pledge created pursuant to this Agreement and the obligations of the parties hereunder shall remain in force until the earlier of the following dates: (i) the Discharge Date; or (ii) the date on which the Security Agent shall release the Pledge in accordance with Clause 10.

19.          WAIVERS AND REMEDIES CUMULATIVE

19.1.       The rights of the Beneficiaries under this Agreement:

(i)         may be exercised as often as necessary;

(ii)        are cumulative and not exclusive of their rights under the law; and

(iii)       may only be waived in writing and expressly.

19.2.       Delay in the exercise or non-exercise of any such rights by a Beneficiary shall not constitute a waiver of that right.

Made in Paris

On 21 December 2005

In as many originals as parties hereto and as required for registration purposes.

The Pledgor

HERTZ FRANCE

By:	/s/ Authorised Signatory

duly authorised for the purpose of this Agreement

The Security Agent

BNP PARIBAS

By:	/s/ Charles Egly

duly authorised for the purpose of this Agreement

The Beneficiaries

As represented by the Security Agent

By:	/s/ Charles Egly

duly authorised for the purpose of this Agreement